UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☒	Soliciting Material Under § 240.14a-12

PRIMO WATER CORPORATION
(Name of Registrant as Specified In Its Charter)

LEGION PARTNERS HOLDINGS, LLC

LEGION PARTNERS, L.P. I

LEGION PARTNERS, L.P. II

LEGION PARTNERS, LLC

LEGION PARTNERS ASSET MANAGEMENT, LLC

CHRISTOPHER S. KIPER

RAYMOND T. WHITE

TIMOTHY P. HASARA

HENRIK JELERT

DEREK R. LEWIS

LORI T. MARCUS

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Legion Partners Holdings, LLC, a Delaware limited liability company (“Legion Partners Holdings”), together with the other participants named herein (collectively, “Legion”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of shareowners of Primo Water Corporation, a corporation continued under the laws of the Province of Ontario (the “Company”).

Item 1: On March 16, 2023, Chris Kiper, Managing Member of Legion Partners Holdings, was quoted in the following article published by Business Observer:

Activist investor explains decision to go public with performance concerns

Business Observer

By Brian Hartz

March 16, 2023

Legion Partners Asset Management has challenged Tampa-based Primo Water Corp. for what it views as a subpar return on invested capital and customer growth.

Bottom Line

Key takeaway: A debate on company value and metrics has broken out between Tampa bottled water company Primo Water Corp. and Legion Partners Asset Management LLC, one of its investors.

Core challenge: Legion Partners holds only a small share, about 1.5%, of publicly traded Primo, so it might need to rally other stockholders to its cause.

What’s next: Ahead of Primo’s annual general meeting, Legion Partners has nominated four people for the company’s board of directors it believes will help Primo improve its performance.

Whether publicly traded or privately held, companies that accept funding from investors don’t always agree with their financial backers and vice versa. The process of growing a successful business that can withstand long-term challenges can be a bumpy road, and disagreements are bound to occur.

Many investor-investee conflicts remain out of public view. Investors often have representatives on the board of a company they’ve funded — giving them a voice who can influence business decisions and long-term strategy.

Sometimes, however, disagreements can’t be resolved behind closed doors. That’s what happened recently with Primo Water Corp. (NYSE: PRMW), a publicly traded company headquartered in Tampa.

Via brands such as AquaTerra, PureFlo and Mountain Valley Spring Water, Primo is a leading provider of water and related products — what it calls hydration solutions — throughout North America, Europe and Israel, manufacturing water dispensers and delivering bottled water to millions of homes and businesses. According to its website, Primo sells more than one billion of gallons of water every year. It reported gross revenue of $2.07 billion in 2022, up from $1.95 billion in 2021 — an increase of more than 6%, though it posted a loss of $3.2 million.

One of Primo’s investors, Los Angeles-based Legion Partners Asset Management LLC, has been less than thrilled with the company’s performance, and it expressed that displeasure in a public letter, sent March 6, to the company's board. The letter was accompanied by a detailed financial analysis and recommendations for four new board members. (Primo Water officials, in a brief statement, generally addressed the letter but declined to comment specifically on it.)

“Legion Partners believes its case for meaningful change is validated by Primo’s perpetual underperformance — over several time periods — relative to its various peer groups, the Russell 2000 Index and the S&P 500 Index,” the letter reads.

In a rare move, Legion Partners Managing Director Chris Kiper agreed to speak with the Business Observer about his firm’s decision to go public with its concerns about Primo, and what it hopes to gain from doing so. The ensuing conversation revealed some compelling insights about how so-called “activist investors” view their roles and responsibilities.

Constructive criticism

Kiper says Legion Partners isn’t interested in trying to oust Primo CEO Thomas Harrington or any other member of the firm’s executive leadership team. (Pushing for leadership change is sometimes a component of activist investor campaigns.)

“We can talk about the things that have gone wrong with the company, but the overall macro backdrop story is very positive,” he says, adding Primo’s business model aligns nicely with several consumer trends, such as the decline of consumption and sales of carbonated, sugary beverages.

“Consumers are interested in getting higher-quality drinking water,” Kiper says. “A number of years ago, carbonated soft drinks, on a per capita basis, had a higher consumption rate than water. And what we've seen over time is that carbonated soft drink [consumption] has continued to go down, while water consumption has continued to go up. We think that will continue. Consumers are generally interested in healthier living.”

One of Legion Partners’ primary issues with Primo’s performance and management pertains to the company’s return on invested capital (ROIC). The letter quotes Harrington’s November 2022 prediction that ROIC would jump from below 5% to 12% by 2024. As a highly capital-intensive business, Primo, Legion's letter states, “has been a prolific destroyer of value for years given that its ROIC has not once exceeded its weighted average cost of capital (WACC), which we calculate at 7%.”

Kiper says ROIC growth has been sluggish, to say the least, rising from 3.1% in 2018 to 4.5% in 2022.

“ROIC needs to be above 7% for them to be creating value for shareholders,” he says, “and it’s not been over that in any period.”

It should be noted, though, that with just 1.5% of the company’s outstanding shares, Legion Partners doesn't have a large stake in Primo. However, Legion Partners manages the funds of the California State Teachers’ Retirement System, which is part of the reason why it felt compelled to call attention to what it sees as subpar performance and management at Primo.

“We want to see companies do sustainably better,” Kiper says. “Our largest investor, the California State Teachers’ Retirement System, they’re going to be invested in [Primo] basically forever. They're going to own all these companies long after we've finished our activist campaigns at any of the companies in our portfolio.”

He adds, “What they would like to see, and what we would like to see, is putting these companies into a place where they succeed as public companies, long after we're done being invested in them.”

Legion Partners’ other concern with Primo revolves around customer retention and growth. According to the letter, Primo has spent about $220 million since 2018 to grow its Water Direct home and office delivery division inorganically through acquisition of more than 120 smaller companies. Legion Partners refers to these deals as “tuck-in acquisitions” but says the strategy has “translated into near zero customer growth … we are concerned that Primo has been using its tuck-in acquisition program to cover up how awful its real organic customer count growth metrics look for Water Direct.”

The Water Direct line of business, Kiper says, accounts for about 60% of Primo’s total revenue, “and that customer count has gone from 2.5 million to 2.2 million.” Some of the customer losses, he explains, can be attributed to a stepdown of activity in certain areas, such as Russia, which Primo exited entirely in 2022.

Kiper believes Primo’s aggressive acquisition strategy should have resulted in a net gain of Water Direct customers Instead, growth has been flat.

“The business isn't growing, even though they've spent $220 million to buy things, which is very ugly,” he says. “It means that the base business is losing customers or the acquisitions that they've made aren't keeping their customers — one thing or another is going on, but we're not growing customers.”

Primo has taken steps to kickstart customer growth, Kiper says, and he praises the company for striking a five-year exclusive deal with Costco that will see Primo water dispensers sold in Costco stores nationwide. The deal will also allow Primo representatives to sell home water delivery service “across the entire network of Costcos,” he says. “I think that's going to help them with customer growth, but it's not the only answer to this problem. This is a service problem and a focus problem, and they need to do a better job.”

Ideal outcomes

In advance of the Primo's annual meeting, Legion Partners has put forward four nominations for the water company's board of directors. Kiper says the board is desperately in need of fresh faces and ideas.

“The average tenure of the directors is nine years, which is very long, especially over a period where the stock hasn't performed well,” he says. “So, it's certainly time for change, and the question is, ‘How much change can we drive here?’ Hopefully, it's enough that we can ultimately put the company in a better place to perform. You need changes at the board level to drive performance.”

As an activist investor, Legion Partners, Kiper says, has gotten more than 60 of its preferred candidates placed in company board seats over the past decade. The firm puts a lot of thought, time and effort into its nominations, and he would like to see Primo take seriously the four names it has put forward. He refers to the current board as “stale” and Legion Partners’ letter criticizes directors for undermining investor confidence.

“Since November 4, 2021, the board members have, in total, been net sellers of stock totaling over $5.7 million in total proceeds,” the letter reads. “We believe this speaks volumes, demonstrating a lack of conviction and confidence in Primo and its long-range plan and leaving the board woefully misaligned with shareholders.”

A refreshed board of directors, according to Kiper, would help Primo’s leadership focus on reversing some concerning customer service trends that he and his colleagues have identified. He says they researched Primo’s Better Business Bureau ratings and discovered numerous complaints about service quality and billing issues.

“It’s important that the company get its head around those service issues and begin to delight the customers in a way that keeps more of them with the business than what's been going on here,” he says, “because we need to see the customer count start to grow.”

Item 2: On March 17, 2023, Legion Partners Holdings issued the following press release:

Legion Partners Comments on Primo Water’s Attempt to Disenfranchise Shareholders

Believes that Primo’s Reliance on Entrenchment Tactics Suggest a Lack of Confidence in Support from Its Own Shareholders

Company’s Personal Attacks Against Legion’s Nominees are Intentionally Misleading and Mischaracterize the Facts

Primo Has Not Demonstrated Any Material Issues With Legion’s Nomination Notice and Legion Plans to Pursue All Available Avenues to Ensure Shareholders Have the Opportunity to Vote for its Four Highly-Qualified, Independent Director Nominees

LOS ANGELES – March 17, 2023 – Legion Partners Asset Management, LLC, together with its affiliates (collectively, “we” or “Legion Partners”), is a significant shareholder of Primo Water Corporation (“Primo”, or the “Company”) (TSX/NYSE: PRMW). Today, Legion Partners issued the following statement regarding the Company’s rejection of Legion Partners’ nomination of four independent, highly qualified director candidates to the Primo Board:

“Primo’s invalidation of our nomination notice and misleading personal attacks on our director candidates are nothing more than transparent and aggressive entrenchment tactics. We believe these desperate maneuvers only underscore the Company’s lack of confidence in how its investors will vote in a contested election. Primo is seeking to avoid being held accountable by distracting shareholders from the facts.

It is also important to set the record straight. Yesterday morning, Primo’s legal counsel contacted Legion and informed us of the Board’s plan to invalidate the nominations and publicize “embarrassing” information about Legion’s candidates unless we revoked our nominations. Subsequently, we sent a letter to Primo’s counsel making clear our view that the supposed issues they had cited were not material, that the allegations against our nominees were misleading and that we had no intention of being intimidated into withdrawing our campaign.

The claims made against our nominee Henrik Jelert relate to a nearly 30-year-old false accusation involving a state-owned enterprise in Eastern Europe. Mr. Jelert was acquitted multiple times of the same baseless allegation – during a period of history when it was extremely rare for individuals to prevail in cases brought by the State. Further, the false allegation clearly did not interfere with his continued employment with his then-employer, where he worked for another six years after the accusation, nor has it been an impediment to his distinguished career over the past decades. This incident and Mr. Jelert’s innocence is a matter of public record, and in fact he spoke openly about it in an interview with the leading Danish financial media outlet, which can be found here. Importantly, we do not believe Mr. Jelert was required by the Company’s questionnaire to disclose the false accusation, as it is not material information under either Canadian or U.S. federal securities laws.

We believe what shareholders care about is this: Primo has a long history of underperformance under its current long-tenured Board, and baseless claims cannot distract from that. The replacement of one director announced by the Company yesterday clearly falls far short of the level of change needed for Primo to reach its potential – a fact only underscored by the anti-shareholder actions taken today. Legion intends to vigorously pursue all avenues available to protect the rights of shareholders and ensure that they will have the opportunity to support Legion’s slate of directors.”

About Legion Partners

Legion Partners is an activist investment manager based in Los Angeles, CA, focused on U.S. small-cap companies. Legion Partners seeks to generate attractive long-term returns employing deep fundamental research, a concentrated portfolio and responsible, collaborative engagement as a catalyst for value creation. Founded in 2012, Legion Partners takes a value-driven approach to managing a high-conviction portfolio on behalf of sophisticated institutional and individual investors. Learn more at www.legionpartners.com.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Legion Partners Holdings, LLC, a Delaware limited liability company (“Legion Partners Holdings”), together with the other participants named herein, intend to file a preliminary proxy statement (the “Preliminary Proxy Statement”) and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the anticipated solicitation of votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting (“Annual Meeting”) of shareholders of Primo Water Corporation, a corporation continued under the laws of the Province of Ontario (the “Company”). As permitted by Rule 14a-6 under the Securities Exchange Act of 1934, as amended, following the filing of the Preliminary Proxy Statement with the SEC, Legion Partners Holdings, together with the other participants named herein, intend to file a definitive proxy statement (the “Definitive Proxy Statement”) and accompanying WHITE proxy card with the SEC to be used to solicit votes for the election of its slate of highly-qualified director nominees at the Annual Meeting, which Definitive Proxy Statement will constitute a “dissident information circular” for purposes of applicable Canadian corporate and securities laws and will be filed with the applicable Canadian securities regulators and sent to the Company’s shareholders.

LEGION PARTNERS HOLDINGS STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV AND ON THE COMPANY’S PROFILE ON SEDAR AT HTTPS://SEDAR.COM, AND WILL BE SENT TO THE COMPANY, THE COMPANY’S AUDITOR AND SHAREHOLDERS OF THE COMPANY IN COMPLIANCE WITH APPLICABLE RULES. IN ADDITION, THE PARTICIPANTS NAMED HEREIN WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Legion Partners Holdings, Legion Partners, L.P. I, a Delaware limited partnership (“Legion Partners I”), Legion Partners, L.P. II, a Delaware limited partnership (“Legion Partners II”), Legion Partners, LLC, a Delaware limited liability company (“Legion Partners GP”), Legion Partners Asset Management, LLC, a Delaware limited liability company (“Legion Partners Asset Management”), Christopher S. Kiper, Raymond T. White (collectively, the “Legion Group”), Timothy P. Hasara, Henrik Jelert, Derek Lewis and Lori T. Marcus.

As of the date hereof, Legion Partners I directly beneficially owns 2,134,328 shares of Common Shares, no par value per share, of the Company (the “Common Stock”). As of the date hereof, Legion Partners II directly beneficially owns 187,137 shares of Common Stock. As the general partner of each of Legion Partners I and Legion Partners II, Legion Partners GP may be deemed to beneficially own the 2,321,465 shares of Common Stock beneficially owned in the aggregate by Legion Partners I and Legion Partners II. As the investment advisor of each of Legion Partners I and Legion Partners II, Legion Partners Asset Management may be deemed to beneficially own the 2,321,465 shares of Common Stock beneficially owned in the aggregate by Legion Partners I and Legion Partners II. As of the date hereof, Legion Partners Holdings directly beneficially owns 200 shares of Common Stock and, as the sole member of each of Legion Partners Asset Management and Legion Partners GP, Legion Partners Holdings may also be deemed to beneficially own the 2,321,465 shares of Common Stock beneficially owned in the aggregate by Legion Partners I and Legion Partners II. As a managing director of Legion Partners Asset Management and managing member of Legion Partners Holdings, each of Messrs. Kiper and White may be deemed to beneficially own the 2,321,465 shares of Common Stock beneficially owned in the aggregate by Legion Partners I and Legion Partners II and 200 shares of Common Stock held of record by Legion Partners Holdings. As of the date hereof, Mr. Jelert beneficially owns 30,000 shares of Common Stock. As of the date hereof, Mr. Hasara beneficially owns 40,000 shares of Common Stock. As of the date hereof, Mr. Lewis beneficially owns 1,700 shares of Common Stock in an account jointly held with his spouse. As of the date hereof, Ms. Marcus beneficially owns 100 shares of Common Stock in an account jointly held with her spouse.

Information in Support of Public Broadcast Exemption under Canadian Law

The information contained in this press release does not and is not meant to constitute a solicitation of a proxy within the meaning of applicable corporate and securities laws. Shareholders of the Company are not being asked at this time to execute a proxy in favour of Legion Partners Holdings’ director nominees. In connection with the Annual Meeting, Legion Partners Holdings, together with the other participants named herein, intend to file a dissident information circular in due course in compliance with applicable corporate and securities laws. Notwithstanding the foregoing, Legion Partners Holdings, together with the other participants named herein, has voluntarily provided in or incorporated by reference into this press release the disclosure required under section 9.2(4) of National Instrument 51-102 – Continuous Disclosure Obligations (“NI 51-102”) and has filed a document (the “Document”) containing disclosure prescribed by applicable corporate law and disclosure required under section 9.2(6) of NI 51-102 in respect of Legion Partners Holdings’ director nominees, in accordance with corporate and securities laws applicable to public broadcast solicitations. The Document is hereby incorporated by reference into this press release and is available under the Company’s profile on SEDAR at www.sedar.com. The registered office of the Company is 1200 Britannia Road East, Mississauga, ON L4W 4T5 Canada. The executive head office of the Company is 1150 Assembly Drive, Suite 800, Tampa, FL 33607 United States.

This press release and any solicitation made by Legion Partners Holdings, together with the other participants named herein, in advance of the Annual Meeting is, or will be, as applicable, made by such parties, and not by or on behalf of the management of the Company. Proxies may be solicited by proxy circular, mail, telephone, telecopier, email or other electronic means, as well as by newspaper or other media advertising and in person by managers, directors, officers and employees of Legion Partners Holdings and/or the other participants named herein who will not be specifically remunerated therefor. In addition, Legion Partners Holdings, together with the other participants named herein, may solicit proxies by way of public broadcast, including press release, speech or publication and any other manner permitted under applicable Canadian laws, and may engage the services of one or more agents and authorize other persons to assist it in soliciting proxies on their behalf. The costs incurred in the preparation and mailing of any proxy circular or proxy solicitation by Legion Partners Holdings and the other participants named herein will be borne directly and indirectly by the Legion Group. In the event any of Legion Partners Holdings’ director nominees are elected or appointed to the board of directors of the Company, the Legion Group intends to seek reimbursement from the Company of all expenses it incurs in connection with the solicitation of proxies for the election of the Nominees to the board of directors of the Company at the Annual Meeting. If such reimbursement is approved by the Board, the Legion Group does not intend to submit the question of such reimbursement to a vote of security holders of the Company.

Legion Partners Holdings has entered into an agreement with Saratoga Proxy Consulting LLC (“Saratoga”) for solicitation and advisory services in connection with the solicitation, for which Saratoga will receive a fee not to exceed $125,000, together with reimbursement for its reasonable and out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws. Saratoga will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. It is anticipated that Saratoga will employ approximately 20 persons to solicit the Company’s shareowners for the Annual Meeting.

None of Legion Partners Holdings nor any of the other participants named herein is requesting that Company shareholders submit a proxy at this time. Once a formal solicitation of proxies in connection with the Annual Meeting has commenced, proxies may be revoked by a registered holder of Company shares (i) by completing and signing a valid proxy bearing a later date and returning it in accordance with the instructions contained in the accompanying form of proxy; (ii) by depositing an instrument in writing executed by the shareholder or by their attorney authorized in writing; (iii) by transmitting by telephonic or electronic means a revocation that is signed by electronic signature in accordance with applicable law, as the case may be: (a) at the registered office of the Company at any time up to and including the last business day preceding the day the Annual Meeting or any adjournment or postponement of the Annual Meeting is to be held, or (b) with the Chair of the Annual Meeting on the day of the Annual Meeting or any adjournment or postponement of the Annual Meeting; or (iv) in any other manner permitted by law. In addition, proxies may be revoked by a non-registered holder of Company shares at any time by written notice to the intermediary in accordance with the instructions given to the non-registered holder by its intermediary.

None of Legion Partners Holdings nor any of the other participants named herein nor any of their associates or affiliates (i) has any material interest, direct or indirect, by way of beneficial ownership of securities of the Company or otherwise, in any matter to be acted upon at the Annual Meeting, other than the election of directors, or (ii) has had any material interest, direct or indirect, in any transaction or proposed transaction since the commencement of the Company’s last financial year that has materially affected or would or could materially affect the Company or any of its subsidiaries.

Media Contact:

Longacre Square Partners

Scott Deveau / Dan Zacchei

PRMW@longacresquare.com